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                                                                     EXHIBIT 3.4

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                              MANNKIND CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         MANNKIND CORPORATION, a Delaware corporation (the "CORPORATION" or the "COMPANY"), hereby certifies that:

         ONE: The original name of this Corporation was Pharmaceutical Discovery Corporation and the date of filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was February 14, 1991. The Restated Certificate of Incorporation of this Corporation (the "RESTATED CERTIFICATE") was filed with the Secretary of State of the State of Delaware on December 12, 2001.

         TWO: Pursuant to the authority contained in Article IV of the Restated Certificate, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has adopted the following resolution creating a series of its Preferred Stock designated as the Series C Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. DESIGNATION AND AMOUNT. The shares of the series shall be designated as "Series C Preferred Stock" (the "SERIES C PREFERRED"), and the number of shares constituting such series shall be [686,275], par value $0.01 per share.

         2.       DIVIDEND RIGHTS.

                  (a) Holders of Series C Preferred shall not be entitled to receive dividends unless and until such dividends are declared by the Board of Directors (the "BOARD") out of funds that are legally available therefor. No dividend shall be declared or paid, during any fiscal year, on the Company's Common Stock (other than dividends payable solely on the Company's Common Stock in Common Stock or rights to acquire Common Stock for no consideration in respect of which an adjustment is made under Section 6(f)), unless there is simultaneously declared and paid to the holder or holders of each share of Series C Preferred an identical dividend determined as if each holder of Series C Preferred had converted such holder's shares of Series C Preferred into Common Stock. Such dividends, if any, paid on the Series C Preferred shall be non-cumulative.

                                       1.

                  (b) The "ORIGINAL ISSUE PRICE" of the Series C Preferred shall be $51.00.

                  (c) So long as any shares of Series C Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series A Preferred, Series B Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series C Preferred shall have been paid or declared and set apart, except for:

                           (i)      acquisitions of Common Stock by the Company
pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

                           (ii)     acquisitions of Common Stock in exercise of
the Company's right of first refusal, if any, to repurchase such shares.

                  (d) In the event dividends are paid on any share of Series A Preferred, Series B Preferred or Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series C Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Series A Preferred, Series B Preferred or Common Stock, as the case may be.

                  (e) The provisions of Sections 2(c) and 2(d) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series C Preferred, which approval may be evidenced by the written or oral approval of the person serving as the representative of the Series C Preferred.

                  (f) The holders of the Series C Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

         3.       VOTING RIGHTS.

                  (a) GENERAL RIGHTS. Each holder of shares of the Series C Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series C Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

                                       2.

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         4.       LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "LIQUIDATION EVENT"), before any distribution or payment shall be made to the holders of any Series A Preferred, Series B Preferred or Common Stock, subject to the right of any other series of Preferred Stock that may from time to time come into existence, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series C Preferred held by them, an amount per share of Series C Preferred equal to the Original Issue Price plus all declared and unpaid dividends on the Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 4(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (b) After the payment of the full liquidation preference of the Series C Preferred as set forth in Section 4(a) above, the holders of the Series C Preferred shall be entitled to participate ratably (on an as-converted to common stock basis) together with the holders of the Common Stock in any distribution or payment made by the Company to the holders of the Common Stock.

         5.       ASSET TRANSFER OR ACQUISITION RIGHTS

                  (a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then upon the closing of such Acquisition or Asset Transfer each holder of Series C Preferred shall be entitled to receive for each share of Series C Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 4 hereof or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation pursuant to Section 4 hereof if such holder had converted such shares of Series C Preferred into Common Stock immediately prior to such Acquisition or Asset Transfer.

                  (b) For the purposes of this Section 5: (i) "ACQUISITION" shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the

                                       3.

Company or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) "ASSET TRANSFER" shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

                  (c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

         6.       CONVERSION RIGHTS.

                  The holders of the Series C Preferred shall have the following rights with respect to the conversion of the Series C Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 6, any shares of Series C Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "SERIES C PREFERRED CONVERSION RATE" then in effect (determined as provided in Section 6(b)) by the number of shares of Series C Preferred being converted.

                  (b) SERIES C PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES C PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "SERIES C PREFERRED CONVERSION PRICE," calculated as provided in Section 6(c).

                  (c) SERIES C PREFERRED CONVERSION PRICE. The conversion price for the Series C Preferred shall initially be $5.10 (the "SERIES C PREFERRED CONVERSION PRICE"). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 6. All references to the Series C Preferred Conversion Price herein shall mean the Series C Preferred Conversion Price as so adjusted.

                  (d) MECHANICS OF CONVERSION. Each holder of Series C Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series C Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series C Preferred being converted and
(ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of

                                       4.

conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series C Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time after the date that the first share of Series C Preferred is issued (the "ORIGINAL ISSUE DATE") the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series C Preferred, the Series C Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series C Preferred, the Series C Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 6(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series C Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

                           (i)      The Series C Preferred Conversion Price
shall be adjusted by multiplying the Series C Preferred Conversion Price then in effect by a fraction equal to:

                                    (A)      the numerator of which is the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                                    (B)      the denominator of which is the
total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

                           (ii)     If the Company fixes a record date to
determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series C Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

                           (iii)    If such record date is fixed and such
dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date

                                       5.

and thereafter the Series C Preferred Conversion Price shall be adjusted pursuant to this Section 6(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, SUBSTITUTION, REORGANIZATION, MERGER OR CONSOLIDATION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 5 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event each holder of Series C Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series C Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series C Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (h)      SALE OF SHARES BELOW SERIES C PREFERRED CONVERSION
PRICE.

                           (i)      If at any time or from time to time after
the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 6(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 6(f) or 6(g) above, for an Effective Price (as defined below) less than the then effective Series C Preferred Conversion Price (a "QUALIFYING DILUTIVE ISSUANCE"), then and in each such case, the then existing Series C Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

                                    (a)      the numerator of which shall be (A)
the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series C Preferred Conversion Price, and

                                    (b)      the denominator of which shall be
the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

                                       6.

         For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                           (ii)     In addition to the foregoing, in the event
that (A) the Company issues Additional Shares of Common Stock in an equity financing occurring on or prior to May 1, 2005 and (B) the sum of the Aggregate Consideration (as defined below) to the Company from such financing (the "TRIGGERING FINANCING"), together with the Aggregate Consideration to the Company from all equity financings occurring after the Original Issue Date and prior to the Triggering Financing (collectively with the Triggering Financing, the "QUALIFYING FINANCINGS"), is equal to or greater than $60,000,000, then immediately upon the closing of the Triggering Financing, the then effective Series C Preferred Conversion Price shall be automatically reduced to a price (the "ADJUSTMENT PRICE") equal to eighty percent (80%) of the Effective Price of all of the Additional Shares of Common Stock issued in such Qualifying Financings if such Adjustment Price is less than the then effective Series C Preferred Conversion Price. This paragraph (ii) shall terminate upon the earlier of April 1, 2005 and the closing of the Triggering Financing, if any. For purposes of determining whether an adjustment to the Series C Preferred Conversion Price shall occur pursuant to this paragraph (ii), the Series C Preferred Conversion Price shall not be adjusted pursuant to paragraph (i) above in connection with any of the Qualifying Financings prior to such determination, and if any adjustment is made pursuant to this paragraph (ii) then no adjustments shall be made pursuant to paragraph (i) with respect to any of the issuances constituting part of the Qualifying Financings.

                           (iii)    No adjustment shall be made to the Series C
Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 6(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series C Preferred Conversion Price.

                           (iv)     For the purpose of making any adjustment
required under this Section 6(h), the aggregate consideration received by the Company for any issue or sale of securities (the "AGGREGATE CONSIDERATION") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                                       7.

                           (v)      For the purpose of the adjustment required
under this Section 6(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series C Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

                                    (A)      in the case of such rights or
options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

                                    (B)      in the case of Convertible
Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                                    (C)      If the minimum amount of
consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

                                    (D)      No further adjustment of the Series
C Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series C Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series C Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the

                                       8.

Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series C Preferred.

                           (vi)     For the purpose of making any adjustment to
the Series C Preferred Conversion Price required under this Section 6(h), "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

                                    (A)      shares of Common Stock issued upon
conversion of the Series C Preferred;

                                    (B)      shares of Common Stock or
Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                                    (C)      shares of Common Stock issued
pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

                                    (D)      shares of Common Stock or
Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

                                    (E)      shares of Common Stock or
Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

                                    (F)      shares of Common Stock of
Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company;

                                    (G)      shares of Common Stock or
Convertible Securities issued to any charitable organization described in
Section 170(c) of the Internal Revenue Code; and

                                    (H)      any Common Stock or Convertible
Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company's Board.

                                       9.

         References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 6(h). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 6(h), into the Aggregate Consideration received, or deemed to have been received by the Company, for such Additional Shares of Common Stock.

                           (vii)    In the event that the Company issues or
sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the "FIRST DILUTIVE ISSUANCE"), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a "SUBSEQUENT DILUTIVE ISSUANCE"), then and in each such case upon a Subsequent Dilutive Issuance the Series C Preferred Conversion Price shall be reduced to the Series C Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

                  (i) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series C Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred, if the Series C Preferred is then convertible pursuant to this Section 6, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred.

                  (j) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 5) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section
5), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series C Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to

                                      10.

become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (k)      AUTOMATIC CONVERSION.

                           (i)      Each share of Series C Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series C Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at a majority of the outstanding shares of the Series C Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $60,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 6(d).

                           (ii)     Upon the occurrence of either of the events
specified in Section 6(l)(i) above, the outstanding shares of Series C Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series C Preferred, the holders of Series C Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series C Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 6(d).

                  (l) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                                      11.

                  (m) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (n) NOTICES. Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (o) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred so converted were registered.

         7.       NO REISSUANCE OF SERIES C PREFERRED.

         No shares or shares of Series C Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

    IN WITNESS WHEREOF, MANNKIND CORPORATION has caused this Certificate of Designation, Preferences and Rights of Series C Preferred Stock to be signed this 15th day of January, 2004.

                                            MANNKIND CORPORATION

                                            /s/ David Thomson
                                            -----------------------------
                                                Vice President and
                                                Associate General Counsel

                                      12.

                          CERTIFICATE OF CORRECTION OF
              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                           SERIES C PREFERRED STOCK OF
                              MANNKIND CORPORATION
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                         OF DELAWARE ON JANUARY 15, 2004

         MannKind Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1.       The name of the corporation is MannKind Corporation.

         2. That a Certificate of Designation, Preferences and Rights of Series C Preferred Stock was filed by the Secretary of State of the State of Delaware on January 15, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate was contained in numbered paragraph 1, which reads in its entirety as follows:

                  "1.      DESIGNATION AND AMOUNT. The shares of the series
                  shall be designated as "Series C Preferred Stock" (the "SERIES C PREFERRED"), and the number of shares constituting such series shall be [686,275], par value $0.01 per share."

         4. The inaccuracy or defect of said numbered paragraph 1 is to be corrected as follows:

                  "1.      DESIGNATION AND AMOUNT. The shares of the series
                  shall be designated as "Series C Preferred Stock" (the "SERIES C PREFERRED"), and the number of shares constituting such series shall be 980,393, par value $0.01 per share."

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by David Thomson, its Vice President and Associate General Counsel, this 7th day of April, 2004.

                                          MannKind Corporation

                                          By: /s/ David Thomson
                                              David Thomson
                                              Vice President and
                                               Associate General Counsel